Exhibit 10.1

The Agreement Related to
Share Acquisition of Weihai Hengda Electric Motor (Group) Co. Ltd.
and
Asset Purchase of Wendeng Second Electric Motor Factory

This agreement is entered into by and between the following parties as of March 27, 2008:

Party A:
(1) Wendeng Second Electric Motor Factory, with its residential address at South Zhangjiachan Village, Zhangjiachan Town, Wendeng County and its legal representative is Liu Wanfeng;

(2) The Committee of Labor Union of Wendeng Second Electric Motor Factory, with its residential address at South Zhangjiachan Village, Zhangjiachan Town, Wendeng County and its legal representative is Liu Wanfeng;

(3) The People’s Government of Zhangjiachan Town, Wendeng County, with its residential address at No.3 Yongan Street, Zhangjiachan Township, Wendeng County and the person in charge is Lou Taidong;

(The above parties shall be referred to herein collectively as the Party A)
and

Party B:	Harbin Tech Full Electric Co. Ltd., with its residential address at No.9 Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin and its legal representative is Yang Tianfu.

WHEREAS

1	Party A and Party B are both legal person duly incorporated and validly existing according to PRC laws;

2
Party A is a legitimate shareholder and governing authority of Weihai Hengda Electric Motor (Group) Co. Ltd. (“Hengda Electric Motor”), of which Wendeng Second Electric Motor Factory (“Wendeng Second Electric Motor”) holds 97.15% shares and the Committee of Labor Union of Wendeng Second Electric Motor Factory (“Labor Union”) holds 2.85% shares;

3
Hengda Electric Motor is located at No.28 Station Zhangjiachan Township Wendeng County, with its registered capital as well as the contributed capital at RMB 32,940,000. Its business scope covers: manufacturing electrical motors, mold, gear reduction asynchronous electric motor, speed control motor, hydraulic coupler, electronic devices, fiber reinforced plastic product, capacitor, cable and wire; exporting self-produced products and techniques; importing raw material, accessory, instrument, equipment, fittings, and techniques needed by Hengda Electric Motor for its production and research (except the merchandise and techniques which are restricted from operation or forbidden from importing and exporting by PRC); processing with imported materials; processing with materials or given samples, assembling supplied components;

4	Party A will transfer to Party B the 100% shares of Hengda Electric Motor held by it, and Party B will acquire such transfer; and

5	Wendeng Second Electric Motor will sell to Party B all of the assets it owns, and Party B will purchase such assets.

NOW, THEREFORE, regarding to transfer of the shares of Hengda Electrical Motor and all assets of Wendeng Second Electrical Motor, the following agreement is reached by the Parties through equal negotiation as follow:

Article 1 Transfer of Shares and Assets

Party A agrees to transfer to Party B the 100% shares of Hengda Electric Motor held by it and all the assets of Wendeng Second Electrical Motor (“Acquisition Assets”).

1.1	Wendeng Second Electric Motor and Labor Union respectively gives up the preemption right on shares of Hengda Electric Motor for each other.

1.2	As of the transfer of shares of Hengda Electric Motor, Hengda Electrical Motor shall duly own or hold the assets, rights and interests including but not limited to:

(1)
The right to use the assigned state-owned lands, as recorded in No. Wenguoyong [2005] 150009, No. Wenguoyong [2006] 150006, No. Wenguoyong [2005] 150020, No. Wenguoyong [2005] 150016 certificates for the use of state-owned land, and the above-ground buildings located thereon;

(2)	Registered trademark with registration numbers as No. 623984 and No. 3224410.

1.3	Consideration of Acquisition Assets
In principle, the price of Acquisition Assets shall be no higher than either (1) ten (10) times the total net profit that Hengda Electric Motor and Wendeng Second Electric Motor generated in the last consecutive 12 months prior to March 31, 2008 (March 2008 included); or (2) the value appraised by a third party evaluation agent agreed by both parties in consideration for the purchase of the Hengda Electric Motor shares and the asset purchase from Wendeng Second Electric Motor.

Article 2 Collateral Liabilities of Party A

2.1
After the transfer of Acquisition Assets, Party A shall guarantee Party B the completion of the procedures of obtaining the use right of assigned lands within the territory of Hengda Electric Motor, of which such procedures are still ongoing.

2.2
Party A shall be responsible to Party B for the debts, contingent debts and any claims or liabilities relating to Hengda Electric Motor or Wendeng Second Electric Motor, if they are not disclosed in the formal acquisition agreement,

Article 3  Non-competition

After the completion of the transfer of Acquisition Assets, neither Party A nor any economic organization controlled by Party A, directly of indirectly, shall engage in any business which is same with or similar to and/or in competition with the business engaged by Hengda Electrical Motor, including but not limited to the producing and sale of electric motor, mold, gear reduction asynchronous electric motor, speed control motor, hydraulic coupler, electronic devices, fiber reinforced plastic product, capacitor, cable and wire.

Article 4 Time Schedule of the Transfer

Party A shall offer Party B a quotation price of Acquisition Assets within 20 days since the execution date of this agreement.

Both parties shall finish all the legal procedures of the transfer of Acquisition Assets (including but not limited to the registration of share transfer of Hengda Electric Motor with the competent Industrial and Commercial Bureau) within 90 days since the execution date of this agreement.

Article 5 Deposit

Party B shall pay Party A RMB 5,000,000 as deposit within 7 working days since the execution date of this agreement. Wendeng Second Electric Motor and Labor Union mutually agree that Party B shall make the payment to the bank account as set forth below:

Account Name: The People’s Government of Zhangjiachan Township, Wendeng County

Account Number: 582801040000736

Opening Bank: Dongcheng Office Wendeng Branch of the Agricultural Bank of China

Party A shall return the double amount of the deposit to Party B, if Party A breaches this agreement which leads to the failure of finishing all the legal procedures regarding the transfer of Acquisition Assets within 90 days since the execution date of this agreement.

Party B shall not be entitled to claim refund of the deposit, if Party B breaches this agreement which leads to the failure of finishing all the legal procedures regarding the transfer of Acquisition Assets within 90 days since the execution date of this agreement.

Article 6 Undertaking of Responsibility by Party A

Party A agrees that RMB 5,000,000 (approximately US$ 712,962), as part of the consideration of Acquisition Assets, shall be paid by Party B within 2 years since the completion of all the legal procedures including the registration of share transfer of Hengda Electric Motor with the competent Industrial and Commercial Bureau, during which with respect to the issues under Article 2 of this agreement, if any losses suffered by Hengda Electric Motor and/or Party B caused by Party A, Hengda Electric Motor and/or Party B is/are entitled to the compensation directly from the RMB 5,000,000 reserved.

Article 7

Any matters not mentioned herein or any subsequent matters shall be otherwise negotiated and made in written supplementary agreement by both Parties.

Article 8 Miscellaneous

8.1	This agreement is written in the Chinese language, and is effective as of the date executed by both parties.

8.2	The official text is in four copies with equal weight, one copy for each party.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this agreement on the date first above mentioned

(No text below)

(Signature Page of the Agreement Related to Share Acquisition of Weihai Hengda Electric Motor (Group) Co. Ltd. and Asset Purchase of Wendeng Second Electric Motor Factory)

Party A: Wendeng Second Electric Motor Factory

Authorized representative:

Party A: The Committee of Labor Union of Wendeng Second Electric Motor Factory

Authorized representative:

Party A: The People’s Government of Zhangjiachan Town, Wendeng County

Authorized representative:

Party B: Harbin Tech Full Electric Co. Ltd.

Authorized representative: